Exhibit 10.5

FORM OF

LEASE AGREEMENT

(Non-Bifurcated)

THIS LEASE AGREEMENT (this “Lease”), is made as of the            day of                 , 2012, with an effective date of             , 2012 (the “Effective Date”), by and between               , LLC, a Delaware limited liability company, having its principal office at 702 Hamilton Street, Suite 203, Allentown, PA 18101 (“Landlord”) and Lehigh Gas — Ohio, LLC, a Delaware limited liability company, having its principal office at 702 Hamilton Street, Suite 203, Allentown, PA 18101 (“Tenant”).

BACKGROUND

A.            Tenant and Lehigh Gas Wholesale LLC have entered into that certain PMPA Franchise Agreement dated             , 2012 (as amended from time to time, the “Supply Agreement”).

B.            Tenant and certain Affiliates (as defined below) of Landlord have entered into certain lease agreements each dated               , 2012 and identified on the attached Exhibit A (collectively, the “Related Leases”).

C.            Landlord and Tenant now desire to enter into this Lease for the Leased Premises (as defined below).

NOW THEREFORE, in consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as of the Effective Date as follows:

1.                                      Demise of Premises.  Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord for the term and upon the provisions hereinafter specified, the following described property (the “Leased Premises”):  (i) the lot or parcel of land owned in fee by Landlord or leased by Landlord and described on the attached Schedule 1 (the “Location”), together with the easements, rights and appurtenances thereunto belonging or appertaining (collectively, the “Land”); (ii) the buildings, structures and other improvements on the Land (collectively, the “Improvements”); and (iii) the underground storage tank(s) and any appurtenances connected thereto including but not limited to lines and dispensing equipment (but excluding nozzles and hoses) located at the Location and all machinery and equipment which is attached to the Improvements in such a manner as to become fixtures under applicable law, together with all additions and accessions thereto, substitutions therefor and replacements thereof permitted by this Lease (collectively, the “Equipment”), excepting therefrom only the Trade Fixtures (as defined below).

2.                                      Certain Definitions.

(a)                                 “Additional Rent” shall mean all amounts, costs, expenses, liabilities and obligations (including but not limited to Tenant’s obligation to pay any Net Awards hereunder) which Tenant is required to pay pursuant to the terms of this Lease other than Basic Rent.

(b)                                 “Adjoining Property” shall mean all sidewalks and curbs adjoining the Leased Premises.

(c)                                  “Affiliate” shall mean, as to any specified person or entity, any person or entity, directly or indirectly controlling, controlled by or in common control with such specified person or entity.

(d)                                 “Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Equipment, both interior or exterior, and ordinary and extraordinary.

(e)                                  “Assumed Contracts” shall mean those agreements and contracts set forth on the attached Schedule 2(e).

(f)                                   “Basic Rent” shall mean Basic Rent as defined in Paragraph 6(a).

(g)                                  “Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6(a).

(h)                                 “Commencement Date” shall mean the Effective Date.

(i)                                     “Condemnation” shall mean a Taking and/or a Requisition.

(j)                                    “Default Rate” shall mean the Default Rate as defined in Paragraph 20(b)(iv).

(k)                                 “Equipment” shall mean the Equipment as defined in Paragraph 1.

(l)                                     “Event of Default” shall mean an Event of Default as defined in Paragraph 20(a).

(m)                             “Guaranties” shall mean the Guaranties as defined in Paragraph 3(d).

(n)                                 “Impositions” shall mean the Impositions as defined in Paragraph 8(a).

(o)                                 “Improvements” shall mean the Improvements as defined in Paragraph 1.

(p)                                 “Insurance Requirement” or “Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy.

(q)                                 “Land” shall mean the Land as defined in Paragraph 1.

(r)                                    “Landlord Equipment” shall mean the Landlord Equipment as defined in Paragraph 11(a)(iii).

(s)                                   “Landlord Termination Date” shall mean the Landlord Termination Date as defined in Paragraph 23(a).

(t)                                    “Late Charge” shall mean the Late Charge as defined in Paragraph 6(c).

(u)                                 “Law” shall mean any constitution, statute or rule of law.

(v)                                 “Lease Year” shall mean the twelve (12) calendar month period beginning on the Lease Year Commencement Date and on each anniversary thereof throughout the Term, except that the first Lease Year shall also include the period, if any, from the Commencement Date to the Lease Year Commencement Date.

(w)                               “Lease Year Commencement Date” shall mean the Commencement Date, if such date shall be on the first day of a calendar month, or, if the Commencement Date does not fall on the first day of a calendar month, then, “Lease Year Commencement Date” shall mean the first day of the first calendar month following that month in which the Commencement Date falls.

(x)                                 “Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.

(y)                                 “Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future Laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Leased Premises) and all covenants, restrictions and conditions now of record, or of record in the future if created or filed by or with the consent of Tenant, which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the “Americans with Disabilities Act”) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as required by the provisions of this Lease.

(z)                                  “Lender” shall mean an entity or entities identified as such in writing to Tenant which makes a Loan to Landlord and/or any Parent Entity, secured by a Mortgage and evidenced by a Note, or any entity or entities which is/are the holder(s) of the Mortgage and Note as a result of an assignment thereof.

(aa)                          “Location” shall mean the Location as defined in Paragraph 1.

(bb)                          “Loan” shall mean a loan made by a Lender to Landlord and/or any Parent Entity, secured by a Mortgage and evidenced by a Note.

(cc)                            “Loan Document” shall mean any Notes, Mortgages or other loan documents evidencing or securing a Loan.

(dd)                          “Mortgage” shall mean any mortgage, deed of trust or similar security instrument currently existing or hereafter executed covering the Leased Premises, or any part thereof, from Landlord and/or any Parent Entity to Lender.

(ee)                            “Net Award” shall mean the entire award payable to Landlord by reason of a Condemnation, less any reasonable expenses incurred by Landlord in collecting such award.

(ff)                              “Net Proceeds” shall mean the entire proceeds of any insurance required under clauses (i) or (iv) of Paragraph 14(a), less any actual and reasonable expenses incurred by Landlord in collecting such proceeds.

(gg)                            “Nonpayment Notice” shall mean Nonpayment Notice as defined in Paragraph 20(a).

(hh)                          “Note” or “Notes” shall mean a promissory note or notes hereafter executed by Landlord and/or any Parent Entity in favor of Lender, which Note or Notes will be secured by a Mortgage and an assignment of leases and rents.

(ii)                                  “Parent Entity(ies)” shall mean those entities identified on the attached Schedule 2(ii).

(jj)                                “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the Commencement Date  which are disclosed to Tenant by Landlord prior to the Commencement Date.

(kk)                          “Prime Lease” shall mean the lease agreement that is superior to this lease and identified on the attached Schedule 2(kk).

(ll)                                  “Renewal Term” shall mean the Renewal Term as defined in Paragraph 5(b).

(mm)                  “Renewal Term Cancellation Notice” shall mean Renewal Term Cancellation Notice as defined in Paragraph 5(b).

(nn)                          “Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

(oo)                          “Restoration” shall mean Restoration as defined in Paragraph 13(d).

(pp)                          “State” shall mean the State or Commonwealth in which the Leased Premises is situated.

(qq)                          “Supply Agreement” shall mean the Supply Agreement as defined in the Background section above.

(rr)                                “Taking” shall mean any permanent taking of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.

(ss)                              “Term” shall mean the Term as defined in Paragraph 5.

(tt)                                “Trade Fixtures” shall mean all fixtures, equipment and other items of personal property (whether or not attached to the Improvements) which are owned by Tenant or any subtenant, sub-franchisee or other third-party and used in the operation of the business conducted on the Leased Premises.

3.                                      Title and Condition.

(a)                                 The Leased Premises are demised and let subject to (i) the Prime Lease, (ii) the Permitted Encumbrances, (iii) all Legal Requirements and Insurance Requirements, including any existing violation thereof, and (iv) the condition of the Leased Premises as of the Commencement Date; without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

(b)                                 LANDLORD HAS NOT MADE AND WILL NOT MAKE ANY INSPECTION OF THE LEASED PREMISES, AND LANDLORD LEASES AND WILL LEASE, AND TENANT TAKES AND WILL TAKE, THE LEASED PREMISES “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR PURPOSE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIALS OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. Tenant acknowledges that the Leased Premises are of its selection and to its specifications, and that the Leased Premises have been inspected by Tenant and are satisfactory to it.  In the event of any defect or deficiency in the Leased Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort).  The provisions of this

Paragraph 3(b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to the Leased Premises, arising pursuant to any Law now or hereafter in effect or otherwise.

(c)                                  Tenant acknowledges and agrees that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease.

(d)                                 Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the “Guaranties”).  Such assignment shall remain in effect until the expiration or termination of this Lease. Landlord shall also retain the right to enforce any Guaranties assigned in the name of Tenant upon the occurrence of an Event of Default.  Landlord hereby agrees to execute and deliver at Tenant’s expense such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Paragraph 3(d).  Upon the expiration or termination of this Lease, the Guaranties shall automatically revert to Landlord.  The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required.  In confirmation of such reassignment Tenant shall, if requested by Landlord, execute and deliver promptly any certificate or other instrument which Landlord may reasonably request.

(e)                                  Landlord agrees to enter into, at Tenant’s expense, such easements, covenants, waivers, approvals or restrictions for utilities, parking or other matters as desirable for operation of the Leased Premises (collectively, “Easements”) as reasonably requested by Tenant, subject to Landlord’s approval of the form and substance thereof, not to be unreasonably withheld, conditioned or delayed; provided, however, that no such Easement shall result in any material diminution in the value or utility of the Leased Premises for use as a retail site for the sale of fuel to motor vehicles and uses incidental thereto, including without limitation services related to the operation of motor vehicles and the retail sale of food, beverages and other items, such as typically found in convenience stores appurtenant to other retail fuel stations in the area and further provided that no such Easement shall render the use of the Leased Premises dependent upon any other property or condition the use of the Leased Premises upon the use of any other property, each of which Tenant shall certify to Landlord in a writing delivered with Tenant’s request with respect to such Easement.  Tenant’s request shall also include Tenant’s written undertaking acknowledging that Tenant shall remain liable hereunder as principal and not merely as a surety or guarantor notwithstanding the establishment of any Easement.

(f)                                   Tenant agrees that Tenant is obligated to and shall perform all obligations of the owner of the Leased Premises (or, if applicable, the obligations of Landlord as tenant under the Prime lease) under, and pay all costs, fees, fines, penalties, expenses, taxes and Impositions which the owner of the Leased Premises (or, if applicable, the tenant under the Prime Lease) may be required to pay in accordance with, any reciprocal easement agreement or any other agreement or document of record now (if any), or of record in the future if created or filed by or with the written consent of Tenant, affecting the Leased Premises (herein referred to collectively as the “REA”), and that Tenant shall comply with all of the terms and conditions of the REA during the Term of this Lease.  Tenant further covenants and agrees to indemnify, defend and hold harmless Landlord against any claim, loss or damage suffered by Landlord by reason of Tenant’s failure to perform any obligations or pay any expenses as required under any REA or comply with the terms and conditions of any REA as herein above provided during the Term of this Lease.

(g)                                  Tenant shall be responsible for securing and paying for all utilities which are consumed within the Leased Premises.  Tenant shall pay for the consumption of all such utilities directly to the applicable utility company when due, and non-payment or late payment of such bills shall be considered an event of default under this Lease.  Landlord shall at all times have the exclusive right to select the provider or providers of utility services to the Leased Premises, provided that in no event shall the Landlord be responsible or liable to the Tenant for the failure of any such provider or providers of utility services to provide utilities to the Tenant or the Leased Premises.

4.                                      Use of Leased Premises; Quiet Enjoyment.

(a)                                 Tenant may (subject to Paragraph 4(b)) use the Leased Premises only for the retail sale of fuel to motor vehicles and uses related or incidental thereto, including, without limitation, (i) services related to the operation of motor vehicles; (ii) the retail sale of food, beverages and other convenience store items including tobacco, liquor and other consumer goods; (iii) restaurant or food service preparation (either directly or through agreements with third parties); (iv) ATM machines, check cashing, money orders and other financial services; (v) billboards; (vi) car wash facilities; and (vii) such other related or incidental uses as are or may be at any time during the Term, in the reasonable judgment of the Tenant, compatible with the retail sale of fuel to motor vehicles.  In no event shall the Leased Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance, any Legal Requirement, any Insurance Requirement or any covenants, restrictions or agreements hereafter created by or consented to in writing by Tenant applicable to the Leased Premises.  Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to in writing by Tenant, Tenant shall observe, perform and comply with and carry out the provisions required therein to be observed and performed by Landlord.  It is expressly understood that Tenant may sublease the Leased Premises to subtenants pursuant to subleases, sub-franchise agreements or other agreements entered into by Tenant, as sublandlord, from time to time, in accordance with Paragraphs 17 and 18 hereof.

(b)                                 Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements.  Tenant shall not use, occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would (i) make void or voidable any insurance which Tenant is required hereunder to maintain in force with respect to the Leased Premises, (ii) affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, or (iii) knowingly cause any injury or damage to any of the Improvements unless pursuant to Alterations permitted under Paragraph 12 hereof.

(c)                                  Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants that neither Landlord nor any person or entity claiming by, through or under Landlord shall disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant or its permitted subtenants or assignees.

5.                                      Term.

(a)                                 Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term commencing on the Commencement Date and ending at 11:59 p.m. on the date immediately prior to the fifteenth (15th) anniversary of the Lease Year Commencement Date (the “Expiration Date”) (such initial term, together with any Renewal Term, as hereinafter defined, which comes into effect as hereinafter provided, is herein called the “Term”).

(b)                                 Provided this Lease shall not have been terminated pursuant to the provisions of Paragraphs 13(b), 20 or 23 hereof, this Lease and the Term shall be automatically extended for that number of renewal terms set forth on the attached Schedule 5(b), each for that period set forth on Schedule 5(b) (each a “Renewal Term”), upon condition that Tenant may cancel any Renewal Term by giving notice (“Renewal Term Cancellation Notice”) to Landlord in writing at least six (6) months prior to the expiration of the then current Term.  Upon the giving of a Renewal Term Cancellation Notice, this Lease and the Term shall terminate and come to an end as of 11:59 p.m. on the last day of the then current Term.  Any Renewal Term shall be subject to all of the provisions of this Lease, and all such provisions shall continue in full force and effect.  If Tenant shall timely give a Renewal Term Cancellation Notice, then all options with regard to subsequent Renewal Terms shall expire and be null and void.  Notwithstanding anything to the contrary in this Paragraph 5 or Schedule 5(b), the Term shall not exceed a total of twenty-nine (29) years and eleven (11) months.

(c)                                  Landlord and Tenant agree that any failure to have the Leased Premises available to Tenant for its occupancy on the Commencement Date shall in no way affect the validity of this Lease or the obligations of Tenant hereunder nor shall the same be construed in any wise to extend the Term or impose any liability on Landlord.

(d)                                 Notwithstanding anything to the contrary contained in this Paragraph 5, if applicable, the Leased Premises shall be subject to this Lease only for such portions of the Term as Landlord remains a tenant under the Prime Lease.

6.                                      Rent.

(a)                                 Tenant shall pay to Landlord (or to Lender, if directed by Landlord), as minimum annual rent for the Leased Premises during the Term, basic rent (“Basic Rent”), payable in advance commencing on the first day of the first month following the month in which the Commencement Date occurs (unless the Commencement Date is the first day of a month, in which case commencing on the Commencement Date) and continuing on the first day of each calendar month thereafter during the Term (the said days being called the “Basic Rent Payment Dates”), and shall pay the same at Landlord’s address set forth below, or at such other place as Landlord from time to time may designate to Tenant in writing, in funds which at the time of such payment shall be legal tender for the payment of public or private debts in the United States of America and, if required by Landlord, by wire transfer in immediately available federal funds to such account in such bank as Landlord shall designate, from time to time.  The Basic Rent due and payable during the first Lease Year shall be the Basic Rent set forth on the attached Schedule 6(a).  Thereafter, Basic Rent for each subsequent Lease Year shall be an amount equal to One Hundred and One and One-Half Percent (101.5%) of the Basic Rent due and payable during the immediately preceding Lease Year.  Upon request by Landlord, Tenant shall establish arrangements whereby payments of the Basic Rent and Additional Rent are transferred by Automated Clearing House Debit from an account established by Tenant at a United States bank or other financial institution to such account as Landlord may designate.  If the Commencement Date shall occur on a date other than the first day of a calendar month, then, Basic Rent for the period from and including the Commencement Date through and including the last day of the month in which the Commencement Date occurs shall be paid, in advance, on the date hereof, in an amount prorated by (i) dividing the monthly installment of Basic Rent due for the month in which the Commencement Date occurs by the number of days in such month, and (ii) multiplying such sum by the numbers of days remaining in such month from and after the Commencement Date.

(b)                                 Tenant shall pay and discharge before the imposition of any fine, lien, interest or penalty may be added thereto for late payment thereof, the following: all other amounts and obligations (excluding Basic Rent) which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof.  In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord shall have the same rights, powers and remedies provided herein, by Law or otherwise as are available to Landlord in the event of nonpayment of Basic Rent.

(c)                                  If any installment of Basic Rent is not paid within five (5) days after the applicable Basic Rent Payment Date, Tenant shall pay to Landlord, on demand, as Additional Rent, a late charge equal to three percent (3%) (the “Late Charge”) of such overdue installment of Basic Rent.  Lender or its successors, assigns or purchasers shall have no obligation to provide Tenant with written notice of any payment default under this Lease.

(d)                                 Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement.  Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

7.                                      Net Lease; Non-Terminability.

(a)                                 This is a net lease and the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and Basic Rent, Additional Rent and all other sums payable hereunder by Tenant shall continue to be payable in all events, except as otherwise expressly set forth in this Lease, without notice, demand, setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.

(b)                                 Except as otherwise expressly provided in this Lease, this Lease is the absolute and unconditional obligation of Tenant and shall not terminate and Tenant shall not have any right to terminate this Lease during the Term.  Except as otherwise expressly provided in this Lease, Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease; and except as otherwise expressly provided in this Lease, the obligations of Tenant under this Lease shall not be affected by any interference with Tenant’s use of the Leased Premises for any reason, including but not limited to the following:  (i) any damage to or destruction of the Leased Premises by any cause whatsoever, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of Tenant’s use of the Leased Premises, (iv) any eviction by paramount title or otherwise, (v) Tenant’s acquisition of ownership of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of the Leased Premises, (viii) the breach of any warranty of any seller or manufacturer of the Equipment, (ix) any violation of Paragraph 4(c) by Landlord, or (x) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.  It is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless this Lease shall have been terminated pursuant to an express provision of this Lease.  All costs and expenses (other than depreciation, interest on and amortization of debt incurred by Landlord, and costs incurred by Landlord in financing, refinancing or transferring title to the Leased Premises and payment of Landlord’s income taxes with respect to rents received) and other obligations of every kind and nature whatsoever relating to the Leased Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable during the Term or thereafter) shall, except as expressly provided herein, be paid and performed by Tenant.  Notwithstanding anything to the contrary contained in this Paragraph 7, Tenant’s obligations under this Lease, including payment of Basic Rent, Additional Rent and any other sums payable under this Lease, but excluding those obligations which expressly survive expiration or earlier termination of this Lease, shall terminate upon termination of the Prime Lease, if applicable.

(c)                                  Tenant agrees that it shall remain obligated under this Lease in accordance with its provisions and that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the Mortgage, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise.

(d)                                 This Lease is the absolute and unconditional obligation of Tenant.  Tenant waives all rights which are not expressly stated in this Lease but which may now or hereafter otherwise be conferred by Law (i) to quit, terminate or surrender this Lease or the Leased Premises, (ii) to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease, except as otherwise expressly provided in this Lease, and (iii) for any statutory lien or offset right against Landlord or its property.

8.                                      Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.

(a)                                 i)                                         Subject to the provisions of Paragraph 8(a)(ii) hereof and Paragraph 19 hereof relating to contests, Tenant shall, before interest or penalties are due thereon, pay and discharge (all of the following being herein collectively called the “Impositions”):  all taxes of every kind and nature (including real, ad valorem, personal property, gross income, franchise, withholding, profits and gross receipts taxes) on or with respect to the Leased Premises; all charges and/or taxes for any easement or agreement maintained for the benefit of the Leased Premises; all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; all ground rents on or with respect to the Leased Premises; and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises, prior to or during the Term, against Landlord, Tenant or the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any gross income tax, sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent.  If received by Landlord, Landlord shall promptly deliver to Tenant any bill or invoice with respect to any Imposition.

(i)                                     Nothing herein shall obligate Tenant to pay, and the term “Impositions” shall exclude, federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord, (B) franchise, capital stock or similar taxes if any, of Landlord, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, (D) any estate, inheritance, succession, gift, capital levy or similar taxes, unless the taxes referred to in clauses (B) and (C) above are in lieu of or a substitute for any other tax or assessment upon or with respect to the Leased Premises which, if such other tax or assessment were in effect at the commencement of the Term, would be payable by Tenant, or (E) an Imposition that the Landlord is not obligated to pay as tenant under the Prime Lease, if applicable.  In the event that any assessment may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term.  Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions.  Tenant shall deliver to Landlord, within twenty (20) days after Landlord’s written request therefor, copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority and receipts for payments of all Impositions made during each calendar year of the Term.

(b)                                 Subject to the provisions of Paragraph 19 hereof, Tenant shall promptly comply with, and conform to, in all material respects, all of the Legal Requirements and Insurance Requirements.

9.                                      Liens and Title.

(a)                                 Subject to the provisions of Paragraph 19 hereof, Tenant shall not, directly or indirectly, create or permit to be created, and shall promptly discharge, any lien on the Leased Premises, on the Basic Rent, Additional Rent or on any other sums payable by Tenant under this Lease, other than the Mortgage, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (except Tenant).  Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Leased Premises through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Leased Premises.

(b)                                 Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or lien in or upon the estate of Landlord in the Leased Premises.

10.                               Indemnification.

(a)                                 Tenant agrees to defend, pay, protect, indemnify, save and hold harmless Landlord and any Parent Entity and their respective successors, assigns, officers, directors, shareholders, partners, beneficial owners, trustees, members, managers and employees, from and against any and all liabilities, losses, damages, penalties, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, arising during the Term (or during any period when Tenant is in possession of the Leased Premises from which the matter in question arises) from the Leased Premises or the use, non-use, occupancy, condition, design, construction, maintenance, repair or rebuilding of the Leased Premises, and any injury to or death of any person or persons or any loss of or damage to any property, real or personal, in any manner arising during the Term (or during any period when Tenant is in possession of the Leased Premises from which the matter in question arises) therefrom connected therewith or occurring thereon, whether or not such indemnified party has or should have knowledge or notice of the defect or conditions, if any, causing or contributing to said injury, death, loss, damage or other claim; except to the extent that any such liability, loss, damage, penalty, cost, expense, cause of action, suit, claim, demand or judgment is (i) the result of the negligence of such indemnified party or the intentional wrongful act of such indemnified party; or (ii) subject to and covered by the Tenant’s obligations under Paragraph 29(b) below.  The amount of any loss for which indemnification is provided under this Paragraph 10 shall be net of any federal or state income tax benefits to the indemnified party as a result of such loss.  In case any action or proceeding is brought against any indemnified party by reason of any such claim against which Tenant has agreed to defend, pay, protect, indemnify, save and hold harmless pursuant to the preceding sentences, Tenant covenants upon written notice of any such claim, action or proceeding from such indemnified party to resist or defend such indemnified party in such claim, action or proceeding, with the expenses of such defense paid by Tenant, and such indemnified party will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant.  The Tenant, upon receipt of such notice, shall have the right, but not the obligation, to assume the defense of any action, proceeding or suit or, with respect to a claim, to determine whether payment should be made or if the claim should be contested, including the engagement of counsel and the payment of all costs of litigation; provided, that the failure of the indemnified party to give such notice to the Tenant shall not relieve the Tenant from any of its obligations to provide indemnification under this Paragraph 10, unless such failure materially prejudices the contest of such claim or the defense of such action, proceeding or suit by the Tenant.  To the extent that the Tenant in fact indemnifies an indemnified party under the indemnity provisions of this Lease, the Tenant shall be subrogated to an indemnified party’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.  In no event shall Tenant be liable for any settlement of any action, proceeding or claim unless Tenant has given its prior written consent thereto.

(b)                                 The foregoing to the contrary, notwithstanding, an indemnified party shall have the right to engage its own counsel and to determine its own defense of any claim, action, suit or proceeding requiring indemnification under this Paragraph 10, by delivering to the Tenant a written notice waiving and forfeiting the benefits of the indemnification provided by this Paragraph 10 in connection with any such claim, action, proceeding or suit.  Whether or not an indemnified party exercises its rights pursuant to the foregoing sentence to waive indemnification and assume its own defense, the Tenant shall have the right to engage separate counsel and to participate in such defense with the fees and expenses of such counsel to be borne by the Tenant.  No provision of this Paragraph 10 shall preclude the Tenant from controlling its own defense in any matter.

(c)                                  The obligations of Tenant under this Paragraph 10 shall, as to any matter arising from any act, omission or circumstance existing on or prior to the date of expiration or earlier termination of this Lease, survive any expiration or earlier termination of this Lease.

11.                               Maintenance and Repair.

(a)                                 (i)                                     Except for any Alterations that Tenant is permitted to make pursuant to this Lease, Tenant shall at all times, including any Requisition period, put, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, walls, footings, foundations, structural components and other Improvements on the Leased Premises) and, subject to Paragraph 11(a)(iii) below, the Equipment in the same condition and order of repair as exists as of the Commencement Date of this Lease, except for ordinary wear and tear, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Paragraph 11(a).  Tenant shall do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so.  Except as specifically set forth in this Lease, Landlord shall not be required to make any repair, whether foreseen or unforeseen, or to maintain the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives the right to make repairs at the expense of the Landlord, which right may be provided for in any Law now or hereafter in effect.  Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner.

(ii)                                  With respect to the Equipment, Tenant, at Tenant’s sole expense, shall:  (1) make no additions or alterations without Landlord’s prior written consent; (2) not do or permit to be done anything prejudicial to Landlord’s title to the Equipment; and (3) not remove any such Equipment or deliver any such Equipment to anyone but Landlord or Landlord’s designee.

(iii)                               Notwithstanding the provisions of Paragraph 11(a)(i) above, the Landlord shall maintain, repair and replace the underground storage tank(s) and any appurtenances connected thereto including but not limited to lines and dispensing equipment (but excluding nozzles and hoses) located at the Location (the “Landlord Equipment”) as determined by Landlord and as necessary to keep such Landlord Equipment in good operating condition, if the need for any repair or replacement is due to ordinary wear and tear or damage by the elements.  Landlord’ obligation to repair or replace the Landlord Equipment shall not arise unless and until Landlord determines in its sole discretion (which determination shall be made within a reasonable period of time) that the repair or replacement is necessary and due solely to ordinary wear and tear or damage by the elements.  Notwithstanding Landlord’ obligations under this Paragraph 11(a)(iii), Landlord may, in its sole discretion, elect: (1) not to repair or replace any underground storage tank(s) and/or lines included in the Landlord Equipment; and (2) to remove or abandon in-place any such underground storage tanks and/or lines in accordance with Legal Requirements with no further use by Tenant, provided that the removal or abandonment of any such underground storage tank(s) and/or lines does not reduce Tenant’s ability to market petroleum products by more than one grade.

(b)                                 In the event that any Improvement shall violate any Legal Requirements or Insurance Requirements and as a result of such violation enforcement action is threatened or commenced against Landlord, Tenant or with respect to the Leased Premises, then Tenant, shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both, or (ii) take such action as shall be necessary to remove such violation, including, if necessary, any Alteration.  Any such repair or Alteration shall be made in conformity with the provisions of Paragraph 12.

(c)                                  If Tenant shall be in default under any of the provisions of this Paragraph 11 or Paragraph 29 hereof, Landlord may, after providing Tenant with written notice of any such default and Tenant’s failure to commence to cure any such default within thirty (30) days of the receipt of such notice, but without notice in the event of an emergency, do whatever is reasonable to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant.  In the event of an emergency, Landlord shall notify Tenant of the situation by phone or other available communication.  All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment of the expense by Landlord, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

(d)                                 Notwithstanding anything to the contrary contained in this Paragraph 11, Tenant’s obligations pursuant to this Paragraph 11 shall consist of, and not exceed, Landlord’s obligations as tenant pursuant to the Prime Lease, if applicable.

12.                               Alterations.

(a)                                 Tenant shall not make any Alterations which would (after the completion thereof) impair the structural integrity of the Leased Premises or violate the terms of the Prime Lease, if any, without Landlord’s written consent, which consent Landlord agrees not to unreasonably withhold, condition or delay.  Tenant may make any other Alterations without the prior written consent of the Landlord provided such Alterations comply with all of the provisions of Paragraph 12(b).

(b)                                 In the event that Landlord gives its prior written consent to any Alterations, or if such consent is not required, Tenant agrees that in connection with any Alteration: (i) the fair market value of the Leased Premises shall not be lessened in any material respect after the completion of any such Alteration, or its structural integrity impaired; (ii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements; (iii) all work done in connection with any such Alteration shall comply with all Insurance Requirements; (iv) Tenant shall promptly pay all costs and expenses of any such Alteration, and shall (subject to the provisions of Paragraph 19 hereof) discharge all liens filed against the Leased Premises arising out of the same; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; and (vi) all such Alterations shall be the property of Landlord and shall be subject to this Lease.

13.                               Condemnation.

(a)                                 Tenant, promptly after obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Landlord thereof and Landlord shall be entitled to participate in any Condemnation proceeding.  Landlord, promptly after obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings.

(b)                                 If (i) the entire Leased Premises or (ii) at least ten percent (10%) of the Land or the Improvements on such Land or any means of ingress, egress or access to the Leased Premises, the loss of which even after Restoration would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant at the Leased Premises, shall be the subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant shall, not later than ninety (90) days after a Taking has occurred, serve notice (“Tenant’s Termination Notice”) upon Landlord of Tenant’s intention to terminate this Lease on any Basic Rent Payment Date specified in such Tenant’s Termination Notice, which date (the “Termination Date”) shall be no sooner than the first Basic Rent Payment Date occurring at least thirty (30) days after the date of such Tenant’s Termination Notice.  From and after the Termination Date, (i) except for Tenant’s obligations under Paragraph 13(c) and those which expressly survive the expiration or earlier termination of this Lease, Tenant shall have no further obligations or liabilities with respect to the Leased Premises, and (ii) this Lease shall be deemed to be terminated and the Term shall be deemed to have expired for all purposes.

(c)                                  In the event of a Condemnation of all or any part of the Leased Premises which results in a termination of this Lease, Tenant hereby irrevocably assigns to Landlord, any award or payment in respect of any Condemnation of the Leased Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord any award or payment on account of the Trade Fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the Condemnation of the Leased Premises.  Tenant shall not be entitled to any award or payment on account of Tenant’s leasehold interest under this Lease or of the Leased Premises, as the case may be, to the extent that any such award or payment reduces the award to which Landlord is or would be entitled for the condemnation of the Leased Premises.

(d)                                 In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease, the Net Award of such Condemnation as to the Leased Premises shall be held by Landlord to fund the Restoration of the Leased Premises; and promptly after such Condemnation, Tenant shall commence and diligently continue to restore the Leased Premises as nearly as possible to its value, condition and character immediately prior to such Condemnation, in accordance with the provisions of this Lease, including but not limited to the provisions of Paragraphs 11(a), 12 and 15 (such restoration following a Condemnation and restoration following a casualty is, as the context shall require, herein called a “Restoration”).

(i)                                     Upon the payment to Landlord of the Net Award of a Taking which falls within the provisions of this Paragraph 13(d), Landlord shall, to the extent received, make that portion of the Net Award equal to the cost of Restoration (the “Restoration Award”) available to Tenant for Restoration, in accordance with the provisions of Paragraph 15, and promptly after completion of the Restoration (or if no Restoration is required), the balance of the Net Award shall be paid to Landlord and all Basic Rent, Additional Rent and other sums payable hereunder shall continue unabated and unreduced.

(ii)                                  In the event of a Requisition of the Leased Premises, Landlord shall apply the Net Award of such Requisition, to the extent available, to the installments of Basic Rent, Additional Rent or other sums payable by Tenant hereunder thereafter payable and Tenant shall pay any balance remaining thereafter.  Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be retained by Landlord.

(e)                                  Notwithstanding anything to the contrary in this Paragraph 13, Tenant’s rights pursuant to this Paragraph 13 to exclude the Lease Premises from this Lease or receive any compensation shall be no greater than Landlord’s rights as tenant under the Prime Lease, if any, to terminate such Prime Lease or receive compensation.

14.                               Insurance.

(a)                                 Tenant shall maintain at its sole cost and expense the following insurance on the Leased Premises:

(i)                                     Insurance against loss or damage to the Improvements and Equipment under a fire and broad form of all risk extended coverage insurance policy (which shall include flood insurance if the Leased Premises is located within a flood hazard area and which shall include earthquake insurance if the Leased Premises is located in an area where earthquake insurance is customarily maintained for similar commercial properties).  Such insurance shall not include terrorism coverage and shall be in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies, and in any event in amounts not less than the actual replacement cost of the Improvements and Equipment (excluding footings and foundations and other parts of the Improvements which are not insurable) as determined from time to time at Landlord’s request but not more frequently than once in any 36-month period, by agreement of Landlord and Tenant, or if not so agreed, at Tenant’s expense, by the insurer or insurers or by an appraiser approved by Landlord.

(ii)                                  Contractual and comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall be written on a so-called “Occurrence Basis,” and shall provide minimum protection with a combined single limit in an amount not less than the greater of (x) Five Million Dollars ($5,000,000) (or in such increased limits from time to time to reflect declines in the purchasing power of the dollar as Landlord may reasonably request) or (y) the aggregate amount of such insurance carried by Tenant, for bodily injury, death and property damage in any one occurrence.  The foregoing limits may be met by Tenant through a combination of general liability insurance and umbrella insurance policies.

(iii)                               Worker’s compensation insurance covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.

(iv)                              Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus located in or about the Improvements in an amount not less than the actual replacement cost of the Improvements and Equipment (excluding footings and foundations and other parts of the Improvements which are not insurable).

(v)                                 Insurance required by a Lender pursuant to the terms of any Loan Document.

(b)                                 The insurance required by Paragraph 14(a) shall be written by companies having a claims paying ability rating by Standard & Poors of not less than A, and all such companies shall be authorized to do business in the State, or otherwise agreed to by Landlord or required pursuant to any Loan Document.  The insurance policies (i) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof, (ii) in case of the insurance referred to in Paragraphs 14(a)(i), (ii), (iv) and (v), shall name Landlord, any Parent Entity, and any Lender as additional insured parties or loss payees, as their respective interests may appear.  If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately after receiving notice of same obtain new or additional insurance reasonably satisfactory to Landlord.

(c)                                  Each insurance policy referred to in clauses (i) and (iv) of Paragraph 14(a), shall contain standard non-contributory mortgagee clauses in favor of any Lender which holds a Mortgage on the Leased Premises.  Each policy shall provide that it may not be canceled or materially modified except after thirty (30) days prior written notice to Landlord and any Lender.  Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy.

(d)                                 Tenant shall pay as they become due all premiums for the insurance required by this Paragraph 14, shall renew or replace each policy, and shall deliver to Landlord a certificate or other evidence (reasonably satisfactory to Landlord and any Lender) of the existing policy and such renewal or replacement policy at least thirty (30) days prior to the Policy Expiration Date (as hereinafter defined) of each policy.  Each such policy shall provide that it shall not expire until the Landlord and Lender shall receive a notice from the insurer to the effect that a policy will expire on a date (the “Policy Expiration Date”) which shall be thirty (30) days following the date of the receipt by Landlord and Lender of such notice.  In the event of Tenant’s failure to comply with any of the foregoing requirements of this Paragraph 14 within ten (10) business days after the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance.  Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant immediately upon written demand therefor by Landlord.

(e)                                  Anything in this Paragraph 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 14.  In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above sections of this Paragraph 14.

(f)                                   In the event of any casualty, Tenant shall give Landlord notice thereof, within ten (10) business days of Tenant’s becoming aware of such casualty.  Subject to the rights of a Lender and the obligations of the Landlord and/or Tenant under the terms of any Loan Documents, Tenant shall adjust, collect and compromise any and all claims, with the consent of Landlord, not to be unreasonably withheld, conditioned or delayed, and Landlord shall have the right to join with Tenant therein.  All proceeds of any insurance required under clauses (i) and (iv) of Paragraph 14(a) shall be paid to a trustee which shall be a federally insured bank or other financial institution, selected by Landlord and Tenant (the “Trustee”).  If the Leased Premises

shall be covered by a Mortgage, Lender, if it so desires, shall be the Trustee.  Each insurer is hereby authorized and directed to make payment under said policies directly to such Trustee instead of to Landlord and Tenant jointly; and Tenant and Landlord each hereby appoints such Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Tenant of such Trustee, if Trustee is other than Lender.  In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, Basic Rent and Additional Rent shall not abate.  The Net Proceeds of such insurance payment shall be retained by the Trustee and, promptly after such casualty, Tenant, as required in Paragraphs 11(a) and 12, shall commence and diligently continue to perform the Restoration to the Leased Premises.  Upon payment to the Trustee of such Net Proceeds, the Trustee shall, to the extent available, make the Net Proceeds available to Tenant for Restoration, in accordance with the provisions of Paragraph 15.  Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly repair or replace the Improvements and Equipment in accordance with the provisions of Paragraph 11(a) and the Net Proceeds of such loss shall thereupon be payable to Tenant, subject to the provisions of Paragraph 15 hereof.

(g)                                  Notwithstanding anything to the contrary in this Paragraph 14, Tenant’s rights pursuant to this Paragraph 14 in the event of a casualty shall be no greater than Landlord’s rights as tenant under the Prime Lease, if any.

15.                               Restoration.  Net Proceeds and Restoration Award (the aggregate of which being herein defined as the “Restoration Fund”) shall be disbursed by the Trustee in accordance with the following conditions or as otherwise required by any Loan Document:

(a)                                 If the cost of Restoration will exceed $500,000.00, prior to commencement of the Restoration, if required by the Landlord, the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Equipment which existed prior to the occurrence of the casualty or Taking, whichever is applicable, and which approval will be conclusively deemed granted if Landlord fails, within fifteen (15) days following Landlord’s receipt of Tenant’s request (accompanied by copies of the plans and specifications for such Restoration) to grant or to reasonably withhold (with reasons stated) such approval.  The foregoing Five Hundred Thousand Dollar ($500,000.00) threshold amount shall be increased one and one-half percent (1.5%) for each Lease Year during the Term.

(b)                                 At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded.

(c)                                  Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (2) partial releases of liens and/or partial waiver of lien as local law and custom may dictate, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims.

(d)                                 Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses, for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

(e)                                  The Trustee may retain ten percent (10%) of the Restoration Fund until the Restoration is at least fifty percent (50%) complete, and thereafter five percent (5%) until the Restoration is substantially complete.

(f)                                   The Restoration Fund shall be kept in a separate interest-bearing federally insured account by the Trustee or by Lender.

(g)                                  At all times the undisbursed balance of the Restoration Fund held by Trustee plus any funds contributed thereto by Tenant, shall be not less than the cost of completing the Restoration, free and clear of all liens.

(h)                                 In addition, prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Landlord, exceeds the amount of the Net Proceeds and the Restoration Award available for such Restoration, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Restoration Fund.  Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration shall be paid to Landlord, excepting excess funds paid by Tenant to Trustee in accordance with the preceding sentence, which funds shall be returned to Tenant.  For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds or the Restoration Award shall be deemed to be disbursed prior to any amount added by Tenant.

16.                               Subordination to Financing.

(a)                                 This Lease shall be subject and subordinate at all times to the lien, operation, and effect of any Mortgage now or hereafter placed upon the Leased Premises unless the Lender elects to have Tenant’s interest hereunder superior to the interest of the mortgagee or holder of such deed of trust.  This subordination provision shall be self-operative and no further instrument of subordination shall be required.  Tenant agrees to execute any documents necessary, subsequent to the execution of this Lease, which are required to effect such subordination.

(b)                                 If Landlord assigns this Lease or the rents hereunder to a Lender as security for a debt, Tenant shall, after notice of such assignment and upon demand by Landlord or the Lender, pay all sums thereafter becoming due Landlord hereunder to such Lender until further notice from such Lender.  Upon receipt of such notice, Tenant shall have all policies of insurance required hereunder endorsed so as to protect the Lender’s interest as it may appear and shall deliver such policies, or certificates thereof, to the assignee.

(c)                                  Tenant agrees that a copy of any notice of default from Tenant to Landlord shall also be sent to any Lender, and Tenant shall allow such Lender a reasonable time, not to exceed ninety (90) days from the receipt of such notice, to cure, or cause to be cured, any such default.

(d)                                 Notwithstanding anything herein to the contrary, Landlord shall obtain a Non-Disturbance Agreement from any current or future Lender.  Lender shall agree that, so long as Tenant is not in default under this Lease or there is no Event of Default continuing under any Loan Document beyond any applicable cure period, Lender shall not terminate or seek to terminate this Lease, in a foreclosure action or otherwise at any time that Landlord, under the terms of this Lease, is not permitted to terminate this Lease.

(e)                                  Neither Tenant nor any successor, assignee, sublessee, sub-franchisee or transferee of Tenant may execute or deliver to any creditor a leasehold mortgage encumbering Tenant’s interest in the leasehold estate in and to the Leased Premises or this Lease or such sublessee’s or sub-franchisee’s interest under any sublease or franchise agreement without Landlord’s and Lender’s prior written consent.

17.                               Assignment, Subleasing.

(a)                                 Assignment by Tenant.

(i)                                     Except as set forth in Paragraph 18(a) below and subject to the terms of the Prime Lease, if any, Tenant may not assign its interest in this Lease, in whole or in part, or sublet the Leased Premises, in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)                                  Upon the occurrence and during the continuance of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any permitted sublease of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence and during the continuance of an Event of Default.

(iii)                               Notwithstanding any provision of this Paragraph 17(a) or Paragraph 18 below to the contrary, under no circumstances shall Tenant assign or sublease its interest in his Lease, in whole or in part, to any                 .

(b)                                 Assignment by Landlord.  Landlord may assign its interest in this Lease, in whole or in part, without the prior written consent of Tenant.

18.                               Sub-Franchises.

(a)                                 Notwithstanding the provisions of Paragraph 17(a) above but subject to Landlord’s rights under Paragraph 23(b) below, Tenant may, without obtaining Landlord’s consent, enter into subleases, sub-franchise agreements or other agreements with reputable, qualified operators (as determined by Tenant in its reasonable business judgment) for the Leased Premises provided that Tenant shall endeavor to provide Landlord and Lender with thirty (30)

days prior written notice (but in no event less than ten (10) business days prior written notice) of any such subleases, sub-franchise agreements or other agreements.  Such subleases, sub-franchise agreements or other agreements may include operators of the Leased Premises for the retail sale of fuel to motor vehicles and/or operators for related or incidental uses at the Leased Premises such as restaurant or food services (for example Dunkin’ Donuts, Subway, etc.).  Tenant hereby covenants and agrees to observe, perform and use commercially reasonable efforts to enforce the obligations under any and all subleases, sub-franchise agreements and other agreements affecting any portion of the Leased Premises.

(b)                                 Notwithstanding anything to the contrary set forth in this Lease, to the extent that subtenants or sub-franchisees are in possession of the Leased Premises, Tenant shall be deemed to have satisfied Tenant’s obligations under Paragraphs 4(a), 4(b), 8(b), 9(a), 11(a), 11(b), 11(c), 12(a), 12(b), 14 and 29 of this Lease provided that Tenant enforces the terms of this Lease, any sublease or any sub-franchise agreement so as to cause such subtenants and sub-franchisees to comply with the terms and conditions of this Lease including, without limitation, Tenant’s obligations under Paragraphs 4(a), 4(b), 8(b), 9(a), 11(a), 11(b), 11(c), 12(a), 12(b), 14 and 29 of this Lease.

19.                               Permitted Contests.

(a)                                 Tenant shall have the right to contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or lien so contested, (B) the sale, forfeiture or loss of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any interference with the use or occupancy of the Leased Premises, (D) any interference with the payment of any Basic Rent or any Additional Rent, and (E) the cancellation of any fire or other insurance policy.  Nothing herein shall discharge or excuse Tenant from payment or performance of its obligations under this Lease, any Loan Documents or Applicable Law.

(b)                                 In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, lien, or violation, referred to above in such manner that exposes Landlord or Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lender, or (iii) defeasance of its interest in the Leased Premises.

(c)                                  Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations.  Tenant shall pay and save Landlord and Lender harmless against any and all losses, judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

20.                               Conditional Limitations; Default Provisions.

(a)                                 The occurrence of any one or more of the following events (any such event being specified herein as a “failure” or “default”) shall constitute an Event of Default under this Lease:  (i) a failure by Tenant to make (regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in law, in equity or before any administrative tribunal which had or might have the effect of preventing Tenant from complying with the provisions of this Lease): (x) any payment of Basic Rent which continues unremedied for a period of ten (10) business days after written notice (“Nonpayment Notice”) thereof given to Tenant by Landlord, or (y) any payment of Additional Rent or other sum herein required to be paid by Tenant which continues unremedied for a period of thirty (30) days after a Nonpayment Notice is given to Tenant by Landlord; (ii) subject to Paragraph 18(b) above, failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and such default shall continue for a period of thirty (30) days after written notice thereof is given by Landlord to Tenant or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary not to exceed one hundred eighty (180) days in the aggregate, provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such default; (iii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) voluntarily consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) voluntarily file a general assignment for the benefit of creditors; (iv) a court shall enter an order, judgment or decree appointing, with the voluntary consent of Tenant, a receiver or trustee for Tenant or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any State, and such order, judgment or decree shall remain in force, undischarged or unstayed, ninety (90) business days after it is entered; (v) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; or (vi) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) business days after such levy or attachment.  The foregoing notwithstanding, Lender and its successors, assigns and purchasers shall have no obligation to give Tenant any Nonpayment Notice with respect to any payment default under the terms of this Lease.  If Lender or its successor, assigns or purchasers have succeeded to the interests of Landlord under this Lease, Tenant shall be in default (i) in the payment of Basic Rent if such payment of Basic Rent remains unpaid for a period of ten (10) days after the applicable Basic Rent Payment Date and (ii) with respect to the payment of Additional Rent is not paid within thirty (30) days after the date which such Additional Rent is due and payable.

(b)                                 If any Event of Default shall have occurred, Landlord shall have the right at its option, then or at any time thereafter, during the continuance of such Event of Default, to do any one or more of the following without demand upon or (except as provided in this Paragraph 20(b)) notice to Tenant:

(i)                                     Landlord may terminate this Lease effective on a date specified in a notice to Tenant.  Upon the date therein specified, the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date herein above fixed for the expiration of the Term, but Tenant shall remain liable for all its obligations hereunder through the date herein above fixed for the expiration of the Term, including its liability for Basic Rent and Additional Rent as hereinafter provided.

(ii)                                  Landlord may, whether or not the Term of this Lease shall have been terminated pursuant to clause (i) above, give Tenant notice (following the occurrence of an Event of Default) to surrender the Leased Premises to Landlord on a date specified in such notice, at which time Tenant shall surrender and deliver possession of the Leased Premises to Landlord.  Upon or at any time after taking possession of the Leased Premises, Landlord may remove any persons or property therefrom.  Landlord shall be under no liability for or by reason of any such entry, repossession or removal.  No such entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of such intention to Tenant pursuant to clause (i) above.

(iii)                               After repossession of the Leased Premises pursuant to clause (ii) above, whether or not this Lease shall have been terminated pursuant to clause (i) above, Landlord shall use commercially reasonable efforts to relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting.  The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys’ fees and any reasonable and actual real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due Landlord hereunder.  If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise.  Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder.  Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth above.  Landlord may make such Alterations as Landlord in its reasonable discretion may deem advisable.  Tenant agrees to pay Landlord, as Additional Rent, immediately upon demand, all reasonable expenses incurred by Landlord in obtaining possession, in performing Alterations and in reletting the Leased Premises, including reasonable fees and commissions of attorneys, architects, agents and brokers.

(iv)                              If Tenant shall fail to make payment of any installment of Basic Rent or any Additional Rent on or before the date when each such payment is due and such failure continues unremedied for a period of ten (10) business days (in the case of Basic Rent) or thirty (30) business days (in the case of Additional Rent) after a Nonpayment Notice is given to Tenant by Landlord or Lender or Lender’s designee, Tenant shall pay to Landlord, a sum equal to two (2%) percent per annum above the then current Prime Rate, as hereinafter defined, of the amount unpaid (the “Default Rate”) computed from the date such payment of Basic Rent or Additional Rent was due to and including the date of payment.  The term “Prime Rate” shall mean the prime rate of interest published in the Wall Street Journal or its successor, from time to time.

(v)                                 Landlord may exercise any other right or remedy now or hereafter existing by law or in equity.

(c)                                  At any time after such expiration or sooner termination of this Lease pursuant to this Paragraph 20 or pursuant to Law or if Landlord shall have reentered the Leased Premises, as the case may be, whether or not Landlord shall have recovered any amounts under Paragraph 20(b)(iii), Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as the entire damages for Tenant’s default, the amount by which the Basic Rent, and all Additional Rent reserved hereunder for the unexpired portion of the Term demised herein as if this Lease had not expired or been terminated exceeds the then fair and reasonable rental value of the Leased Premises for the same period, discounted to present worth at the annual rate of eight percent (8%), minus any such monthly deficiencies previously recovered from Tenant under Paragraph 20(b)(iii) if applicable to such period.

(d)                                 If any Law governing a proceeding in which the damages provided for in Paragraph 20(c) are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such Law.

21.                               Cross Defaults.  An Event of Default beyond any applicable notice or grace period under any Related Leases or the Supply Agreement shall, at the option of Landlord, be an Event of Default under this Lease.

22.                               Additional Rights of Landlord and Tenant.

(a)                                 No right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease or available at law or in equity.  No delay or failure by Landlord, any Parent Entity or Tenant to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof.  In addition to the other remedies provided in this Lease, Landlord, any Parent Entity and Tenant shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.  The specified Events of Default are not intended to be exclusive and Landlord and/or any Parent Entity may invoke any additional remedies and/or rights which it may have at law or in equity, including, without limitation, the right to bring a “chronic non-payment” action.

(b)                                 Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future Law to redeem the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.

(c)                                  Each party agrees to pay to the other party any and all reasonable costs and expenses incurred by the other party in connection with any litigation or other action instituted by any party to enforce the obligations of any party under this Lease, to the extent that the party demanding such payment has prevailed in any such litigation or other action.  Any amount payable by Tenant pursuant to this Paragraph 22(c) shall be due and payable by Tenant to Landlord as Additional Rent.  As used in this Paragraph, “costs and expenses” shall include, without limitation, reasonable attorneys’ fees at trial, on appeal and on any petition for review, and in any proceeding in bankruptcy, in addition to all other sums provided by Law.

(d)                                 No beneficiary, limited partner, shareholder, director, officer, member, manager, employer, employee or incorporator of Tenant is personally liable for Tenant’s obligations hereunder, and Landlord and/or any Parent Entity shall look only to the assets of Tenant, and not to any assets of any beneficiary, limited partner, shareholder, director, officer, member, manager, employer, employee or incorporator of Tenant.  Notwithstanding any provision in this Lease to the contrary, except to the extent of its interest in the Leased Premises, no beneficiary, limited partner, shareholder, director, officer, member, manager, employer, employee or incorporator of Tenant, shall have any personal liability for any claim arising under or otherwise in connection with this Lease; provided, however, that nothing contained in this Paragraph shall be construed as impairing in any manner (i) the validity of the obligations imposed on Tenant under this Lease, (ii) the rights of Landlord and/or any Parent Entity to seek recourse to the Leased Premises or any part thereof, or (iii) the rights of Landlord and/or any Parent Entity (1) to bring suit in equity for specific performance of the obligations of Tenant hereunder or (2) to name Tenant or any transferee of any interest in the Leased Premises as a party defendant in an action or suit or in the exercise of any other remedy under this Lease.

(e)                                  No beneficiary, limited partner, shareholder, director, officer, member, manager, employer, employee or incorporator of Landlord or any Parent Entity is personally liable for Landlord’s or any Parent Entity’s obligations hereunder, and Tenant shall look only to Landlord’s and/or any Parent Entity’s interest in the Leased Premises and any other security specified herein, and not to any other assets of any beneficiary, limited partner, shareholder, director, officer, member, manager, employer, employee or incorporator of Landlord or any Parent Entity.  Notwithstanding any provision in this Lease to the contrary, except to the extent of its interest in the Leased Premises, no beneficiary, limited partner, shareholder, director, officer, member, manager, employer, employee or incorporator of Landlord or any Parent Entity, shall have any personal liability for any claim arising under or otherwise in connection with this Lease; provided, however, that nothing contained in this Paragraph shall be construed as impairing in any manner (i) the validity of the obligations imposed on Landlord or any Parent Entity under this Lease, (ii) the rights of Tenant to seek recourse to the Leased Premises or any part thereof, or (iii) the rights of Tenant (1) to bring suit in equity for specific performance of the obligations of Landlord or any Parent Entity hereunder or (2) to name Landlord or any Parent Entity or any transferee of any interest in the Leased Premises as a party defendant in an action or suit or in the exercise of any other remedy under this Lease.

(f)                                   If Tenant, any Parent Entity or Landlord, as the result of any (i) strikes, lockouts, or labor disputes, (ii) inability to obtain labor or materials, or reasonable substitutes thereof, (iii) acts of God, governmental action, civil commotion, fire or other casualty, or (iv) any other cause beyond the reasonable control of the party in question, excluding inability to obtain financing or receive the proceeds thereof or other financial inability, fails punctually to perform any construction, repair, maintenance or other non-monetary obligation on its part to be performed under this Lease, then such failure shall not constitute a default under this Lease and the period provided for performance of such obligation shall be extended for such period as is equal to the period of the delay occasioned by the applicable event described above.  For avoidance of doubt, this Paragraph does not apply to the payment of money.

23.                               Right of Termination and Tenant’s Right of First Refusal.

(a)                                 Right of Termination.  Subject to the Landlord’s requirements and obligations pursuant to Paragraphs 23(b) and 23(c) below, Landlord may elect to recapture the leased Premises and terminate this Lease by providing Tenant with written notice indicating Landlord’s election to terminate this Lease and the date on which such termination shall occur, which date shall not be less than one hundred eighty (180) days after the date of such notice (the “Landlord Termination Date”).  Basic Rent shall be due through the day before the Landlord Termination Date.  In the event the Landlord Termination Date shall fall on a day other than a Basic Rent Payment Date, Tenant’s Basic Rent for the month during which the Landlord Termination Date falls shall be an amount prorated by (i) dividing the monthly installment of Basic Rent due and payable by Tenant on first day of the month in which the Landlord Termination Date occurs by the number of days in such month, and (ii) multiplying such sum by the number of days in such month prior to the Landlord Termination Date.  From and after the Landlord Termination Date, (i) Tenant shall have no further obligations or liabilities with respect to the Leased Premises except those which expressly survive the expiration or earlier termination of this Lease, and (iv) this Lease shall be deemed to be terminated and the Term shall be deemed to have expired for all purposes.

(b)                                 Notwithstanding the provisions of Paragraph 23(a) above, the Landlord shall not be permitted to terminate this Lease if such termination would result in the breach or violation of any Law (on the part of the Tenant or otherwise) including, but not limited to, the Petroleum Marketing Practices Act, 15 U.S.C. Sections 2801-2806.

(c)                                  Landlord’s Payment and Assumption of Obligations.  In the event that this Lease is terminated pursuant to Paragraph 23(a) above, then, upon the Landlord Termination Date, (i) the Landlord shall pay to the Tenant a termination fee equal to all Unamortized Capital Expenses (as defined below) incurred by Tenant in connection with the Leased Premises; and (ii) the Landlord and its transferees, successors and assigns shall be deemed to have assumed and become responsible for, and to have agreed to perform, discharge, fulfill and observe, all of Tenant’s obligations set forth in the Assumed Contracts.  For purposes of this Paragraph 23(c), “Unamortized Capital Expenses” shall mean the unamortized portion of those capital expenses (i) incurred by Tenant in connection with the Leased Premises; (ii) amortized over a maximum of forty-eight (48) months; and (iii) approved in advance by Landlord in the event that such capital expenses exceed, in the aggregate, $50,000.00.

24.                               Notices.  All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease (collectively “Notice” or “Notices”) shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or (ii) one (1) day after having been sent by Federal Express, United Parcel or other nationally recognized air courier service.

To the Addresses stated below:

If to Landlord:

[               ]

702 Hamilton Street, Suite 203

Allentown, PA 18101
Attn: David Hrinak

If to Tenant:

Lehigh Gas - Ohio, LLC
702 Hamilton Street, Suite 203
Allentown, PA 18101
Attn: Joseph V. Topper, Jr.

If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and states in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall send a copy of such Notice to Lender in the manner aforesaid.  Tenant shall also provide Notices to the landlord under any Prime Lease if such landlord requires such Notices, and in the manner required by such landlord.  For the purposes of this Paragraph 24, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above.  Any Notice may be given on behalf of any party by its counsel.

25.                               Estoppel Certificates.  Any party shall at any time and from time to time, upon not less than twenty (20) days’ prior written request by another party or the Lender, execute, acknowledge and deliver to the other parties a statement in writing, certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent, payable hereunder has been paid, (iii) that to the knowledge of the signer of such certificate no default by either Landlord or Tenant exists hereunder or specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, (v) (as to Tenant’s certificate only) that to the knowledge of the signer of such certificate, there are no proceedings pending or threatened against such party before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of such party or if any such proceedings are pending or threatened to said signer’s knowledge, specifying and describing the same , and (vi) such other matters as may reasonably be requested by the party requesting the certificate.  It is intended that any such statements may be relied upon by Lender, and any statement by a party may be relied upon by the recipient of such statements by Tenant or their assignees or by any prospective purchaser, assignee or subtenant of the Leased Premises.

26.                               Surrender and Holding Over.

(a)                                 Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises (except as to any portion thereof with respect to which this Lease has previously terminated) to Landlord.  Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination, the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal.  Trade Fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to the Leased Premises caused by such removal shall be borne by Tenant.  Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.

(b)                                 Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the Term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy at sufferance only, terminable by Landlord as permitted by law.  Basic Rent during such holdover shall be one hundred twenty-five percent (125%) of the Basic Rent owed during the immediately preceding Lease Year (or such greater amount payable pursuant to any Prime Lease for any holding over at the Leased Premises), and upon the same terms and conditions as contained in this Lease.  Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Basic Rent at a rate of one hundred twenty-five percent (125%) thereof (or such greater amount payable pursuant to any Prime Lease for any holding over at the Leased Premises), to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 20(b), or under any applicable Prime Lease.

27.                               No Merger of Title.  There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of the Leased Premises or any other leasehold interest therein or any interest in such fee estate or ownership or leasehold estate.  No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or other leasehold interest thereunder or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28.                               Definition of Landlord.

(a)                                 Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Leased Premises and shall not be enforced against the Landlord individually or personally or against any officer, director, member, shareholder or partner of Landlord.

(b)                                 The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises (and, to the extent that Landlord is comprised of more than one owner, the obligation and liabilities of the Landlord under this Lease shall be several) and in the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

(c)                                  For purposes of this Lease,                   shall be deemed the agent of the Landlord and wherever the consent of the Landlord, or notice to or from the Landlord, as the case may be, is required under this Lease, the consent of                 , or notice to or from                , as the case may be, shall satisfy such requirement.

29.                               Hazardous Substances.

(a)                                 Subject to the requirements of Paragraph 29(b) below, Tenant agrees that it will not on, about, or under the Leased Premises, generate, store, release, treat or dispose of any Hazardous Materials; but the foregoing shall not prevent the use, generation or storage of any Hazardous Materials, consistent with the permitted use identified in Paragraph 4(a), in accordance with applicable Environmental Laws.  Tenant represents and warrants that it will at all times during the Term comply in all material respects with all applicable federal, state or local Laws, rules or regulations governing Hazardous Materials, including, without limitation, applicable federal and state statutes governing underground storage tanks including but not limited to the Pennsylvania Storage Tank and Spill Prevention Act, 35 P.S. § 6021.101 et seq., the New Jersey Underground Storage of Hazardous Substances Act, N.J. Stat. Ann. § 58:10A-21, et seq. and the New York Control of Bulk Storage of Petroleum Act, N.Y.E.C.L. § 17-1001 et seq., and all regulations promulgated pursuant thereto (“Tank Acts”).  “Hazardous Materials” as used herein shall mean all petroleum crude oil or any fraction thereof, waste oil, lubricating oil, gasoline, diesel fuel, petroleum, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C.  § 9601, et. seq.;  hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901 et seq.; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et Seq., any substance listed in the United States Department of Transportation Table at 45 CFR l72.101; any chemicals included in regulations promulgated under the above listed statutes; any explosives, radioactive material, and any chemical or other substance regulated by federal, state or local statutes similar to the federal statutes listed above and regulations promulgated under such federal, state or local statutes.  “Environmental Law” as used herein shall mean any law now or hereafter in effect in any way related to the protection of human health, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), and their state counterparts and regulations promulgated pursuant thereto, as each has been or may be amended.

(b)                                 In the event of a release of Hazardous Materials on, about, or under the Leased Premises to the extent caused by Tenant’s acts or omissions, and to the extent required by applicable Environmental Laws, Tenant shall remove and/or remediate any Hazardous Materials released in, on or under the Leased Premises during the Term.  In addition to, and without limiting Paragraph 10 of this Lease, Tenant shall and hereby does agree to defend, indemnify and hold Landlord, any Parent Entity and Lender and their respective officers, directors, shareholders, partners, beneficial owners, trustees, members, managers and employees, harmless from and against any and all causes of actions, suits, demands or judgments of any nature whatsoever, losses, damages, penalties, expenses, fees, claims, costs (including response and remedial costs), and liabilities, including, but not limited to, reasonable attorneys’, consultants’ and experts’ fees and costs of litigation, arising out of or in any manner connected with (i) any violation during the Term of any applicable Environmental Law with respect to the Leased Premises, caused by Tenant’s acts or omissions,  Tenant’s occupancy of the Leased Premises, or Tenant’s use of Equipment, including Landlord Equipment, on the Leased Premises during the Term; (ii) the release or threatened release of or failure to remove or remediate, as required by this Paragraph 29, Hazardous Materials which first occur during the Term at the Leased Premises or any portion or portions thereof, including the exacerbation of any past release which first occurred prior to the Term; and (iii) Tenant’s use, sale or storage during the Term of Hazardous Materials at the Leased Premises, including, but not limited to, in underground storage tanks, except to the extent that any such causes of actions, suits, demands, judgments, losses, damages, penalties, expenses, fees, claims, costs and liabilities arise from or in connection with Landlord Equipment, and to the extent not caused by the acts or omissions of Tenant.

(c)                                  Tenant shall (i) provide Landlord with a copy of all permits or other approvals obtained with respect to Environmental Laws and (ii) shall promptly notify Landlord and Lender of the release or threatened release of any Hazardous Substances at, in, on, under or from the Leased Premises or the receipt by Tenant of any citations or notices of the investigation into, violation or possible violation of any Environmental Laws in connection with the Leased Premises.

(d)                                 Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises and perform environmental site investigations and assessments (“Site Assessments”) on the Leased Premises for determining whether any of the provisions of this Paragraph have been violated by Tenant.  The reasonable out-of-pocket cost incurred by Landlord in connection with performing all Site Assessments shall be paid by Tenant if Tenant is found to have violated its obligations under this Paragraph 29.  Tenant shall also pay all other costs associated with remediating any Contamination for which Tenant is responsible hereunder.

30.                               Entry by Landlord.  Landlord and its authorized representatives shall have the right upon reasonable prior notice (which shall be not less than two (2) business days except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency):  (a) for the purpose of inspecting the same or for the purpose of doing any work under Paragraph 11(c) above, and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers and mortgagees and, at any time during reasonable business hours within six (6) months prior to the expiration of the Term of this Lease for the purpose of showing the same to prospective tenants.  No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.  Notwithstanding the foregoing or the provisions of Paragraph 11(c) above, the Landlord shall not be permitted to conduct any invasive testing of the Leased Premises without the prior written consent of the Tenant, which shall not be unreasonably delayed, conditioned or withheld.

31.                               No Usury.  The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

32.                               Separability.  Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by any party shall not discharge or relieve the other party from its obligation to perform the same.  If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

33.                               Special Provisions Relating to Subleased Locations.  The terms and conditions of this Paragraph 33 shall only apply in the event that the Leased Premises is subject to a Prime Lease. In the event of any conflict between the terms and conditions of this Paragraph 33 and any other provisions of this Lease, the terms and conditions of this Paragraph 33 shall control.

(a)                                 The terms and conditions of this Lease and the parties’ respective obligations, rights and remedies pursuant to this Lease shall be subordinate and subject to the terms and conditions of the Prime Lease.

(b)                                 Notwithstanding anything to the contrary in this Lease, Tenant shall be required to satisfy, or cause to be satisfied, all obligations of Landlord, as tenant, pursuant to the

Prime Lease, and not do, omit to do or permit any act or omission which would constitute a violation, breach or default under the Prime Lease.

(c)                                  All provisions of this Lease imposing upon Tenant a duty to indemnify, defend or hold Landlord or any other party harmless, shall be deemed to impose upon Tenant the same duty to indemnify, defend or hold harmless any party to which Landlord, as tenant under the Prime Lease, owes such a duty.  Additionally, all indemnity obligations and similar obligations of Landlord, as tenant under the Prime Lease, shall be satisfied by Tenant.

(d)                                 Tenant’s rights with respect to casualty and restoration for the Leased Premises shall be identical to those of the Landlord in its capacity as tenant under the Prime Lease.

(e)                                  Tenant acknowledges that (i) this Lease and the Leased Premises are subject to the Prime Lease; (ii) the Prime Lease might terminate due to condemnation, casualty or other cause or expire and not be renewed; and (iii) the Prime Lease may be terminated at any time as a result of a default by Landlord pursuant to the Prime Lease or for any reason; and (iv) in the event of an expiration or termination of the Prime Lease, the Term of this Lease shall automatically expire and terminate.

(f)                                   Landlord is under no obligation to seek an extension or renewal of the Prime Lease or to exercise any options including any option to renew.  Landlord has no obligation to purchase the Leased Premises in the event of termination or expiration of the Prime Lease and, therefore, does not and cannot convey any such right or option to Tenant

(g)                                  Tenant acknowledges that it has been advised of the term of the Prime Lease, and that the Prime Lease could be terminated during the Term or any extension thereof.

34.                               Tax Related Provisions.

(a)                                 Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not                .

35.                               Miscellaneous.

(a)                                 The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b)                                 As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; and (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.

(c)                                  Any act which any party is permitted to perform under this Lease may be performed at any time and from time to time by such party or any person or entity designated by such party.  Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.

(d)                                 This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(e)                                  The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent subtenants of and holders of encumbrances upon the Leased Premises, and, subject to Paragraph 28 above, shall inure to the benefit of and bind Landlord, its successors and assigns.

(f)                                   This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.

(g)                                  This Lease shall be governed by and construed according to the internal laws of the State or Commonwealth where the Leased Premises is located without regard to its conflict of law provisions.

(h)                                 Wherever the consent or approval of Landlord is required hereunder, Landlord agrees that it will not unreasonably withhold or delay such consent or approval.

(i)                                     Tenant may, from time to time, finance and grant security interests in Tenant’s personal property and Trade Fixtures located at the Leased Premises and, in connection therewith, upon request of Tenant, Landlord shall execute and deliver to any Tenant’s lender(s) a Landlord’s Waiver in such form as shall be reasonably acceptable to Landlord.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

TENANT:

LEHIGH GAS- OHIO, LLC,
a Delaware limited liability company

By:	LEHIGH GAS — OHIO HOLDINGS, LLC,
a Delaware limited liability company, its Manager

By:
Joseph V. Topper, Jr., General Manager

LANDLORD:

LLC

By:	,
David Hrinak,

Exhibits and Schedules:
Exhibit A	Related Leases
Schedule 1	Location
Schedule 2(e)	Assumed Contracts
Schedule 2(ii)	Parent Entity(ies)
Schedule 2(kk)	Prime Lease
Schedule 5(b)	Renewal Terms
Schedule 6(a)	Basic Rent

Schedule 1

Location

Schedule 2(e)

Assumed Contracts

Schedule 2(ii)

Parent Entity(ies)

Schedule 2(kk)

Prime Lease

Schedule 5(b)

Renewal Terms

First Renewal Term:	Five (5) years.

Second Renewal Term:	Five (5) years.

Schedule 6(a)

Basic Rent